ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Reports First Quarter 2011 Results

SAN ANTONIO (May 9, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended March 31, 2011 and provided an operational update.

Financial and Operating Results
Including Abraxas’ 50% equity interest in Blue Eagle’s production, which only includes production for two months, the three months ended March 31, 2011 resulted in:
•	Production of 330.3 MBoe (3,670 Boepd)

The three months ended March 31, 2011 resulted in:
•	Production of 293.7 MBoe (3,263 Boepd), excluding Abraxas’ 50% equity interest in Blue Eagle’s production;
•	Revenue of $14.0 million;
•	EBITDA(a) of $6.8 million;
•	Discretionary cash flow(a) of $4.7 million;
•	Net loss of $10.0 million, or $0.12 per share; and
•	Adjusted net income(a) of $959,000, or $0.01 per share.

(a)	See reconciliation of non-GAAP financial measures below.

Net loss for the quarter ended March 31, 2011 was $10.0 million, or $0.12 per share, compared to net income of $11.2 million, or $0.15 per share, for the same period in 2010.  Adjusted net income, excluding unrealized losses on derivative contracts, for the quarter ended March 31, 2011 was $959,000, or $0.01 per share, compared to adjusted net loss, excluding unrealized gains on derivative contracts, of $513,000, or $0.01 per share, for the same period in 2010.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.  As an example, oil prices on March 31, 2011 were $106.72 per barrel compared to oil prices on December 31, 2010 of $91.38 per barrel; therefore, the mark-to-market valuation increased considerably and since our oil hedge prices are below current market prices, the result is an increased liability and an unrealized loss.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Operational Update
Weather Related Downtime
During the first quarter of 2011, Abraxas experienced above normal weather related downtime, principally in the Rocky Mountain region due to severe winter weather, which reduced production during the quarter by approximately 268 Boepd.

Rocky Mountain
In Dunn, McKenzie and Sheridan Counties, North Dakota and Richland County, Montana, eight non-operated horizontal wells, targeting the Bakken or Three Forks formation, in which Abraxas owns an working interest are currently in progress.  Four wells are waiting on completion and four are flowing back after each well was completed with a 24 stage fracture stimulation.  Abraxas’ working interest ranges from 1.8% to 36.2% in each of these wells.  Since January 2010, Abraxas has elected to participate in 16 gross (0.97 net) non-operated wells in the Bakken / Three Forks play, three of which have yet to spud.

In Campbell and Niobrara Counties, Wyoming, a two well oil development program is scheduled to begin this summer.  One of these horizontal wells will target the Niobrara formation and one will target the Turner formation.  Abraxas owns a 100% working interest in each of these wells.

West Texas
In Nolan County, Texas, a multi-well oil development program is scheduled to begin in May 2011 on the Spires Ranch.  Each of these horizontal wells will target the Strawn formation at an approximate total measured depth of 9,900 feet, including a 2,600 foot lateral.  Abraxas owns a 100% working interest in each of these wells.

South Texas
In San Patricio County, Texas, a multi-well oil development program began in March 2011.  To-date, six wells have been drilled, three of which targeted the dual objectives of the 7,400 and 8,100 foot Frio sands and three targeted the 7,400 foot Frio sand.  Five of these wells have reached total depth and completion operations are underway.  The sixth well is currently drilling below 7,000 feet and the seventh well will spud shortly.  After the seventh well, the rig will be released in order to catch up on the completions and evaluate the program.  Abraxas owns a 100% working interest in each of these vertical wells.

In DeWitt County, Texas, Blue Eagle participated in a non-operated horizontal well targeting the Eagle Ford formation with its 43.9% working interest.  The well, the Matejek Gas Unit 1, was drilled to a total measured depth of approximately 17,865 feet, including a 3,600 foot lateral, and will be completed with a multi-stage fracture stimulation in the near future.  Abraxas currently owns an approximate 50% equity interest in Blue Eagle, which is a joint venture between Abraxas and Rock Oil Company, LLC.

Canada
In Alberta, Canada, two wells offsetting the successful Twining 9-11 well will be drilled back-to-back this summer.  The wells will be drilled horizontally and will target the Pekisko formation.  Canadian Abraxas owns a 100% working interest in each of these wells.

Comments
“The good news is the harsh winter weather is behind us as we had production disruptions like many other Rocky Mountain producers, ours being 7% of total production during the first quarter of 2011.  Much further to the south in DeWitt County, Texas, we completed and brought on-line an exceptional Eagle Ford Shale well during the first quarter which is currently producing approximately 1,300 Boepd on a 12/64-inch choke.  An offsetting non-operated well in which the JV owns an interest just reached total depth.  The first well, the T Bird 1H, is owned 100% by the Blue Eagle joint venture in which we own a 50% equity interest.  Since we own an equity interest in the joint venture as opposed to a direct working interest in each well, we will separately report our share of Blue Eagle’s production in our filings with the SEC.  During the first quarter, we started our in-fill drilling program in South Texas and we should have results this summer, which is when we expect to start drilling in West Texas, Wyoming, and in Canada.  We are in the process of securing long-term contracts for a drilling rig and completion services in the Bakken/Three Forks play, which if successful, we anticipate starting a multi-year operated drilling program late this summer.  As all of our capital projects are focused on oil or liquids-rich gas, the percentage of our daily production that is oil or NGLs has increased to 42% in Q1 2011, up from 34% in Q1 2010,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Monday, May 9, 2011, at 2:00 p.m. CT (3:00 p.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.679.8018, passcode 32974153, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS
(UNAUDITED)

(In thousands except per share data):	Three Months Ended March 31,
	2011	2010
Financial Results:
Revenues	$14,043	$16,126
EBITDA(a)	6,753	7,670
Discretionary cash flow(a)	4,688	4,895
Net income (loss)	(10,019)	11,183
Net income (loss) per share – basic	$(0.12)	$0.15
Adjusted net income (loss)(a)	959	(513)
Adjusted net income (loss) per share(a) – basic	0.01	(0.01)
Weighted average shares outstanding – basic	85,867	75,805

Production:
Crude oil per day (Bopd)	1,290	1,345
Natural gas per day (Mcfpd)	11,571	15,978
Natural gas liquids per day (Bblpd)	44	20
Crude oil equivalent per day (Boepd)	3,263	4,028
Crude oil equivalent (MBoe)	293.7	362.5
Crude oil equivalent per day (Boepd)(b)	3,670	4,028
Crude oil equivalent (MBoe)(b)	330.3	362.5

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$70.91	$67.77
Natural gas ($ per Mcf)	5.65	5.17
Natural gas liquids ($ per Bbl)	47.64	47.46
Crude oil equivalent ($ per Boe)	48.71	43.38

Expenses:
Lease operating ($ per Boe)	$13.69	$12.65
Production taxes (% of oil and gas revenue)	9.1%	10.7%
General and administrative, excluding stock-based compensation ($ per Boe)	7.77	5.05
Cash interest ($ per Boe)	5.08	6.06
Depreciation, depletion and amortization ($ per Boe)	11.68	11.70

(a)	See reconciliation of non-GAAP financial measures below.
(b)	Includes Abraxas’ 50% equity interest in Blue Eagle’s production.

BALANCE SHEET DATA

(In thousands)	March 31, 2011	December 31, 2010

Cash	$959	$99
Working capital (a)	(4,153)	(5,948)
Property and equipment – net	123,583	117,248
Total assets	180,270	182,909

Long-term debt	85,899	140,940
Stockholders’ equity	37,654	(14,976)
Common shares outstanding	91,670	76,428

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended March 31,
	2011	2010

Revenues:
Oil and gas production revenues	$13,847	$15,863
Rig revenues	195	261
Other	1	2
	14,043	16,126
Operating costs and expenses:
Lease operating	4,021	4,586
Production taxes	1,254	1,703
Depreciation, depletion, and amortization	3,430	4,241
Rig operations	189	197
General and administrative (including stock-based compensation of $363 and $310)	2,646	2,141
	11,540	12,868
Operating income	2,503	3,258

Other (income) expense:
Interest income	(2)	(2)
Interest expense	1,605	2,334
Amortization of deferred financing fees	500	809
Loss (gain) on derivative contracts (unrealized of $10,978 and $(11,696))	11,093	(10,977)
Equity in (gain) loss of joint venture	(749)	—
Other	75	(89)
	12,522	(7,925)
Net income (loss)	$(10,019)	$11,183

Net income (loss) per common share - basic	$(0.12)	$0.15
Net income (loss) per common share - diluted	$(0.12)	$0.15

Weighted average shares outstanding:
Basic	85,867	75,805
Diluted	85,867	76,018

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Discretionary cash flow is defined as operating income (loss) plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. The following table provides a reconciliation of discretionary cash flow to operating income (loss) for the periods presented.

(In thousands)	Three Months Ended March 31,
	2011	2010

Operating income	$2,503	$3,258
Depreciation, depletion and amortization	3,430	4,241
Stock-based compensation	363	310
Realized gain (loss) on derivative contracts	(115)	(719)
Cash interest	(1,493)	(2,195)
Discretionary cash flow	$4,688	$4,895

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income (loss).

(In thousands)	Three Months Ended March 31,
	2011	2010

Operating income	$2,503	$3,258
Depreciation, depletion and amortization	3,430	4,241
Stock-based compensation	363	310
Realized gain (loss) on derivative contracts(a)	457	(139)
EBITDA	$6,753	$7,670

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding change in unrealized derivative fair value, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended March 31,
	2011	2010

Net income (loss)	$(10,019)	$11,183
Loss (gain) on unrealized derivative contracts	10,978	(11,696)
Adjusted net income (loss), excluding certain non-cash items	$959	$(513)
Net income (loss) per share – basic	$(0.12)	0.15
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.01	$(0.01)